PROSPECTUS SUPPLEMENT NO. 2 (to prospectus dated April 6, 2022)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-257445

CANO HEALTH, INC.

Up to 328,758,279 Shares of Class A Common Stock

Up to 33,533,333 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 10,533,333 Warrants to Purchase Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 6, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms part of our Registration Statement on Form S-1, as amended (File No. 333-257445). This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained or incorporated by reference in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2022, which is set forth below.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock is listed on The New York Stock Exchange under the symbol “CANO”. On May 17, 2022, the closing price of our Class A common stock was $5.61 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 13 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 19, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2022

Commission File Number: 001-39289

Cano Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1524224
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9725 NW 117th Avenue, Miami, FL	33178
(Address of principal executive offices)	(Zip Code)

(855) 226-6633

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	CANO	The New York Stock Exchange
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	CANO/WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07 Submission of Matters to a Vote of Security Holders

On May 16, 2022, Cano Health, Inc. (the “Company”) held its 2022 annual meeting of stockholders (the “Annual Meeting”). There were 481,749,071 shares of the Company’s Class A common stock and Class B common stock outstanding and entitled to vote at the Annual Meeting. 433,064,494 shares of the Company’s Class A common stock and Class B common stock were represented in person or by proxy at the Annual Meeting, which constituted a quorum for the purpose of transacting business.

At the Annual Meeting, the Company’s stockholders voted upon the following four matters:

1. The election of Dr. Lewis Gold, Barry S. Sternlicht and Solomon D. Trujillo as Class I directors, each to serve on the Company’s Board of Directors for a three-year term and until their respective successors are duly elected and qualified.

2. The approval of a non-binding advisory resolution regarding the compensation of the Company’s named executive officers.

3. The approval of a non-binding advisory resolution on whether an advisory vote on executive compensation should be held every one, two or three years.

4. The ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

The final voting results for each proposal are set forth below:

Proposal 1 - Election of Class I Directors

Director Nominee	Votes For	Withheld	Broker Non-Vote
Dr. Lewis Gold	389,739,710	24,442,791	18,881,993
Barry S. Sternlicht	366,809,590	47,372,911	18,881,993
Solomon D. Trujillo	392,105,689	22,076,812	18,881,993

Each of the three director nominees listed above received the number of votes set forth opposite his name, constituting in each case a plurality of the votes cast at the Annual Meeting for the election of such director to serve on the Board of Directors for a term of three years and until his successor is duly elected and qualified.

Proposal 2 - Advisory Vote on Compensation of Named Executive Officers

Number
Votes For	400,342,807
Votes Against	13,314,689
Abstentions	525,005
Broker Non-Votes	18,881,993

The non-binding advisory resolution regarding the compensation of the Company’s named executive officers was approved by the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting.

Proposal 3 - Advisory Vote on Frequency of an Advisory Vote on Compensation of Named Executive Officers

1 Year	2 Years	3 Years	Abstentions	Broker Non-Vote
410,348,928	1,448,818	133,435	2,251,320	18,881,993

An advisory vote on executive compensation to be held annually received the highest number of votes of the shares of common stock present or represented by proxy at the Annual Meeting.

Proposal 4 - Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2022

Number
Votes For	414,996,206
Votes Against	17,977,823
Abstentions	90,465

The ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 was approved by the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CANO HEALTH, INC.

Date: May 18, 2022	By:	/s/ Brian D. Koppy
	Name:	Brian D. Koppy
	Title:	Chief Financial Officer